Enumeral Biomedical Holdings, Inc.
2014 Equity Incentive Plan

Incentive Stock Option Agreement

Dear John J. Rydzewski,

On July 31, 2014, the Compensation Committee approved a grant of an Incentive Stock Option (the "Option") to you to purchase Common Stock of Enumeral Biomedical Holdings, Inc. (the "Company") pursuant to the Enumeral Biomedical Holdings, Inc. 2014 Equity Incentive Plan (the "Plan"). The Option shall constitute and be treated at all times by you and the Company as an “incentive stock option,” as defined under Section 422(b) of the Internal Revenue Code of 1986, as amended.

You are granted an Option to purchase 300,000 shares of Common Stock of the Company at the price of $1.00 per share which represents the Fair Market Value of the Common Stock on the date of grant. The date of grant of this Option is July 31, 2014.

1.          Vesting. This Option may be exercised only to the extent it is vested. Subject to you remaining in the employ of the Company on the applicable vesting dates below, this Option shall vest as follows:

(a)	100,000 shares shall vest monthly over 4 years in 48 equal monthly installments, beginning on July 31, 2014 ("New Option A"); and

(b)	200,000 shares ("New Option B") shall vest upon the earlier of (1) upon the price of the Company’s common stock being above $3, $4, $5, $6, $7, $8, $9 and $10 per share (each a “Price Based Vesting Milestone”) on a volume-weighted daily basis (adjusted for any stock-splits, recapitalizations or dividends) for at least 60 trading days following the earlier to occur of the Transition Event or the filing of the first registration statement with the Securities and Exchange Commission for registering common stock of the Company, or for at least 30 trading days following the effective date of the first registration statement (“Measuring Period”) with such vesting to occur evenly across all stock prices provided that if a higher Price Based Vesting Milestone is maintained for the Measuring Period, then the lower Priced Based Vesting Milestones shall also be deemed to have been achieved; or (2) entering into one or more collaborations or joint ventures with third party biotechnology, pharmaceutical or other companies in the life sciences or healthcare industry sector under which the Company, would receive gross proceeds of at least $20 million, with twenty five percent (25%) of the shares covered by New Option B vesting upon each receipt by the Company, of $5 million increments of gross proceeds to the Company (“Collaboration Proceeds”). The above vesting is additive, not exclusionary, and is based on the original amount of the grant, of New Option B without reduction for earlier vesting, meaning that, for example, if the Company, achieves the Price Based Vesting Milestone for the Measuring Period and then the Company, receives $5 million in Collaboration Proceeds, the Executive would be entitled to vest on 25,000 shares or 12.5% of the original grant amount of New Option B plus 50,000 shares or 25% of the original grant amount of New Option B.

2.          Duration of Option. Except as otherwise provided herein, this option may be exercised for three (3) months after you terminate employment with the Company, provided, however in the event your termination of employment is due to your death or disability, the Option may be exercised for one year following such event. In no case, however, may the Option be exercised after July 31, 2024.

3.          Exercise of Option.

(a)          Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in Section 1.

(b)          Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit A (the "Exercise Notice"), which shall state the election to exercise the Option, the number of shares of Common Stock in respect of which the Option is being exercised (the "Exercised Shares"), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be completed by you and delivered to the Corporate Secretary. The Exercise Notice shall be accompanied by payment of the aggregate exercise price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate exercise price.

No shares of Common Stock shall be issued pursuant to the exercise of this Option unless such issuance and exercise comply with applicable laws. Assuming such compliance, for income tax purposes the exercised Shares shall be considered transferred to you on the date the Option is exercised with respect to such Exercised Shares.

4.          Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at your election:

(a)          cash;

(b)          check;

(c)          consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; or

(d)          surrender of other shares of Common Stock which (i) in the case of shares of Common Stock acquired upon exercise of an option, have been owned by you for more than six (6) months on the date of surrender, AND (ii) have a fair market value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.

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5.          Non-Assignability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during your lifetime only by you except in the case of your disability, this Option may be exercised by your representative. The terms of the Plan and this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.

The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by the Company and you. This Agreement is governed by the laws of the State of Delaware.

[Signature page follows]

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By your signature and the signature of the Company's representative below, you and the Company agree that the Option is granted under and governed by the terms and conditions of the Plan and this Agreement. You have reviewed the Plan and this Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understand all provisions of the Plan and this Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and Agreement. You further agree to notify the Company upon any change in your residence address indicated below.

PARTICIPANT	ENUMERAL BIOMEDICAL
HOLDINGS, INC.

/s/ John J. Rydzewski	/s/ Arthur H. Tinkelenberg
Signature	By:

John J. Rydzewski	Chief Executive Officer
Print Name	Title

One West 72nd St., Apt 30
New York, NY 10023

Residence Address

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Exhibit A

EXERCISE NOTICE

Enumeral Biomedical Holdings, Inc.

One Kendall Square

Building 400, 4th Floor

Cambridge, MA 02139

————————

(date)

Re: Incentive Stock Option

Notice is hereby given pursuant to Section 3 of my Agreement that I elect to purchase the number of shares set forth below at the exercise price set forth in my Agreement:

Stock Option dated:

Number of shares being purchased:

Option Exercise Price Per Share

Aggregate Option Exercise Price

A check in the amount of the aggregate price of the shares being purchased is attached.

I understand that the shares of Common Stock that I receive upon exercise of my Option may not be freely tradable.

Further, I understand that, as a result of this exercise of rights, I will recognize income in an amount equal to the amount by which the fair market value of the shares of Common Stock exceeds the exercise price. I agree to report such income in accordance with then applicable law and to cooperate with the Company in establishing the withholding and corresponding deduction to the Company for its income tax purposes.

I agree to provide to the Company such additional documents or information as may be required pursuant to the Company’s 2014 Equity Incentive Plan.

(Signature)

(Name of Optionee)

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